Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statements of additional information of Asset Manager Portfolio, Asset Manager: Growth Portfolio, Contrafund Portfolio, Index 500 Portfolio and Investment Grade Bond Portfolio of Variable Insurance Products Fund II filed as part of this Post-Effective Amendment No. 43 to the Registration Statement (File Nos. 033-20773 and 811-05511) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A (File Nos. 033-20773 and 811-05511).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

April 29, 2004

KM/sr